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                                                                      EXHIBIT 12
             COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES AND
                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                           COCA-COLA ENTERPRISES INC.
                          (In millions except ratios)

                                                                    FISCAL YEAR
                                          --------------------------------------------------------------------
                                          1993            1992             1991           1990            1989
                                          -----           -----            -----          ----            ----
  COMPUTATION OF EARNINGS:
   Earnings (loss) from continuing
     operations before income taxes
     and cumulative effect of
     accounting changes   . . . . . .     $  55           $ (12)           $ (92)         $ 184           $ 138
   Add:
     Interest expense   . . . . . . .       332             315              216            207             200
     Amortization of
       capitalized interest   . . . .         1               1                1              -               -
     Amortization of debt
       premium/discount and
       expenses   . . . . . . . . . .         3               2                3              4               4
     Interest portion of rent expense         8               8                8              9               8
                                          -----           -----            -----          -----           -----
   Earnings as adjusted   . . . . . .     $ 399           $ 314            $ 136          $ 404           $ 350
                                          =====           =====            =====          =====           =====

  COMPUTATION OF FIXED CHARGES
   AND COMBINED FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS:
   Interest expense  . . . . . . . .      $ 332           $ 315            $ 216          $ 207           $ 200
   Capitalized interest  . . . . . .          1               1                2              3               6
   Amortization of debt
     premium/discount and
     expenses  . . . . . . . . . . .          3               2                3              4               4
   Interest portion of rent expense           8               8                8              9               8
                                          -----           -----            -----          -----           -----
   Fixed Charges  . . . . . . . . . .       344             326              229            223             218
     Preferred stock dividends (a)  .         -               -                9             32              35
                                          -----           -----            -----          -----           -----
   Combined Fixed Charges and
     Preferred Stock Dividends  . . .     $ 344           $ 326            $ 238          $ 255           $ 253
                                          =====           =====            =====          =====           =====

  RATIO OF EARNINGS TO FIXED
   CHARGES  . . . . . . . . . . . . .      1.16             (b)             (c)            1.81            1.60
                                          =====           =====            =====          =====           =====

  RATIO OF EARNINGS TO COMBINED
   FIXED CHARGES AND PREFERRED
   STOCK DIVIDENDS  . . . . . . . . .      1.16             (b)             (c)            1.59            1.38
                                          =====           =====            =====          =====           =====

__________________

(a) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements.
(b) Earnings for 1992 were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $12 million.
(c) Earnings for 1991 were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $93 million and $102 million, respectively.





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